UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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QUOTIENT LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following form of email is being sent to certain shareholders of the Registrant in connection with the Registrant’s 2017 Annual General Meeting of Shareholders.

FORM OF EMAIL TO CERTAIN SHAREHOLDERS OF QUOTIENT LIMITED

Dear Shareholder,

Recently you received the proxy statement for this year’s annual general meeting of shareholders of Quotient Limited (the “Company”). The annual general meeting is scheduled to be held on October 27, 2017.

Certain of the resolutions (Resolutions 1 to 8) seek shareholder approval to re-elect our eight current directors to the board of directors (the “Board”). In the proxy statement, the Board unanimously recommends a vote FOR each of the nominees as directors.

You may be aware that Glass, Lewis & Co., LLC, an independent proxy advisory firm (“Glass Lewis”), has issued a “withhold” vote recommendation on the resolution (Resolution 7) to re-elect Zubeen Shroff to the Board. This recommendation appears to be based on concerns over Mr. Shroff’s independence, which in Glass Lewis’s view impacts his ability to serve on Board committees generally.

As described in more detail in our proxy statement, although Mr. Shroff is not currently independent as defined in the applicable SEC rules related to audit committee composition, the Board has however determined that Mr. Shroff is an independent director under the applicable NASDAQ rules. The SEC independence rules relate only to the audit committee and Mr. Shroff does not serve on our audit committee. Mr. Shroff serves on our remuneration and nominating and corporate governance committees and satisfies all applicable NASDAQ independence criteria related to his service on such committees. Mr. Shroff also serves on our strategy and regulatory committee.

I also note that another proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has issued “yes” vote recommendations for all of our director nominees, including Mr. Shroff. I hope with these clarifications you will be able to support Mr. Shroff’s re-election.

Regards,

Paul Cowan

Chairman

Quotient Limited